Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contacts:	Anu Ahluwalia	Pat Hedley
	NYMEX	General Atlantic
	(212) 299-2439	(203) 629-8658

NYMEX AND GENERAL ATLANTIC COMPLETE $160 MILLION EQUITY INVESTMENT IN NYMEX

NEW YORK, March 14, 2006 – NYMEX Holdings, Inc. (NYMEX) and General Atlantic LLC (GA) announced today the completion of GA’s investment of $160 million for a 10% equity stake in NYMEX. Under the terms of the transaction, which values NYMEX’s equity at $1.6 billion, GA purchased only an equity stake in NYMEX and not any trading rights on the Exchange.

The completion of the GA transaction follows the overwhelming approval of the deal by NYMEX’s shareholders. All NYMEX shareholders of record on March 13, 2006, will receive an extraordinary cash distribution of approximately $196,000 per share on a pre-transaction basis.

“This is a great day for NYMEX and all of our constituents, as General Atlantic will help us solidify our leadership position and grow over the long-term,” said Mitchell Steinhause, Chairman of NYMEX. “The Board looks forward to working with General Atlantic to help NYMEX capitalize on the numerous opportunities worldwide.”

“NYMEX is a highly successful organization with a dedicated membership, and all of us at General Atlantic are excited to get right to work on helping the Exchange build on its success and continue to grow in the future,” said Bill Ford, President of General Atlantic, who also is now a member of the NYMEX Board of Directors. “We look forward to working with our new partners at NYMEX to prepare for a possible IPO and to build a lasting franchise that will remain the preeminent marketplace in the world for energy commodity futures trading.”

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The sale of the shares to General Atlantic was not registered under the Securities Act and the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. The Company assumes no obligation to update or supplement our forward-looking statements.